CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of American Beacon Funds and to the use of our reports dated January 26, 2012 on the financial statements and financial highlights of The Stephens Small Cap Growth Fund and Stephens Mid Cap Growth Fund, each a series of shares of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/    TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 23, 2012